UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2016 (December 9, 2016)

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54303	20-3061907
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

Matias Cousiño 82, Of 806

Santiago de Chile, 8320269

Chile

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  +56 (2) 2896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2016, Li3 Energy, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) with Bearing Resources Ltd., a company incorporated under the laws of British Columbia (“Bearing”). Pursuant to the LOI, the Company agreed to sell its 49% equity interest in Minera Li Energy S.p.A. (“Minera Li”), which represents a 17.7% interest in Minera Salar Blanco S.A., in exchange for 16,000,000 common shares of Bearing and Bearing’s assumption of up to $2.2 million of the debts and liabilities of the Company (the “Transaction”). The consummation of the Transaction is subject to certain terms and conditions, including satisfactory completion of a definitive agreement between the parties, the satisfactory completion of customary due diligence by the parties and receipt of applicable regulatory and shareholder approvals by the parties.

The LOI will terminate upon certain events, including if the parties fail to enter into a definitive agreement for the Transaction by March 31, 2017, material breaches of the LOI and the discovery of material adverse information during the parties’ respective due diligence investigations. The parties agreed to work exclusively with each other on a definitive agreement until the earlier of (i) the time the LOI is superseded by a definitive agreement and (ii) the termination of the LOI.

The foregoing description of the LOI is qualified in its entirety by reference to the full text of the LOI, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LI3 ENERGY, INC.

Dated: December 15, 2016	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer